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                                                                    EXHIBIT 4.15


                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                             Enserch Capital L.L.C.

     This Limited Liability Company Agreement (this "Agreement") of Enserch Capital L.L.C., is entered into between ENSERCH Corporation, a Texas corporation, and Enserch Preferred Capital, Inc., a Delaware corporation, as members (the "Members").

     The Members hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. (S)18-101 et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

     1. Name. The name of the limited liability company formed hereby is Enserch Capital L.L.C. (the "Company").

     2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is to issue limited liability company preferred securities and to loan the proceeds thereof to ENSERCH Corporation and to engage in any and all activities necessary or incidental to the foregoing.

     3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     5. Members. The names and the business, residence or mailing addresses of the Members are as follows:

          Name                                     Address
          ----                                     -------

ENSERCH Corporation                        300 South St. Paul Street
                                           Dallas, Texas 75201

Enserch Preferred Capital, Inc.            300 South St. Paul Street
                                           Dallas, Texas 75201

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          6.  Powers.  The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. ENSERCH Corporation is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof), and any other certificates (and any amendments and/or restatements thereof), necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. ENSERCH Corporation is hereby authorized to execute any and all registration statements, amendments and other documents related to the issuance and sale of any limited liability preferred securities by the Company and to engage in any and all activities necessary or incidental to the foregoing.

          7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) March 31, 2069, (b) the written consent of the Members, (c) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, or
(d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

          8. Capital Contributions. The Members have contributed the following amounts, in cash, and no other property, to the Company:

               ENSERCH Corporation                 $10.00

               Enserch Preferred Capital, Inc.     $10.00

          9. Additional Contributions. No Member is required to make any additional capital contribution to the Company.

          10. Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion to the capital contributions of the Members.

          11. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

          12. Assignments. A Member may not assign in whole or in part his limited liability company interest.

          13. Resignation. A Member may not resign from the Company.

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          14. Admission of Additional Members.

              One (1) or more additional members of the Company may be admitted to the Company with the consent of the Members.

          15. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

          16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 4th day of March, 1994.



                                         ENSERCH Corporation



                                         By:  /s/ S. R. Singer
                                              Name:  S. R. Singer
                                              Title: Senior Vice President


                                         Enserch Preferred Capital, Inc.



                                         By:  /s/ S. R. Singer
                                              Name:  S. R. Singer
                                              Title: Senior Vice President

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